EXHIBIT 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is effective as of January 1, 2009, between EFT BIOTECH HOLDINGS INC., a Nevada corporation and a California registered corporation, ("EFT or the Company") and Pyng Soon, a California licensed attorney (CA#243013) and CPA (CA#62556) and a resident of Los Angeles County, California ("Employee"). The parties agree as follows:

1.
Employment. EFT hereby agrees to employ Employee and Employee hereby agrees to work for EFT as its Vice President - General Counsel. Employee's principal office shall be in City of Industry, California. So long as Employee is employed by EFT, Employee shall devote Employee's skill, energy and substantially most of his business-related efforts to the faithful discharge of Employee's duties as an employee of EFT. In providing services hereunder, Employee shall comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of EFT, which are applicable to EFT.

2.
Term of Employment. Employee's employment by EFT pursuant to this Agreement shall continue in effect for a term of three (3) years from the date of this Agreement (the "Initial Period"), which shall be automatically extended, without any action on the part of Employee or EFT, for additional, successive one-year periods (each such one-year period, an "Additional Period" and all of such one-year periods collectively, the "Additional Periods") commencing on the second anniversary date of this Agreement and on each anniversary date thereafter, unless either party gives notice of non-renewal of this Agreement, as provided in Section 10(e) of this Agreement, or otherwise terminates this Agreement, in accordance with the other provisions of Section 10 hereof.

3.
Representations and Warranties. Employee represents and warrants that Employee is under no contractual that will limit in any way Employee's activities on behalf of EFT or its Affiliates or will prohibit or limit the disclosure or use by Employee of any information that directly or indirectly relates to the businesses of EFT or its Affiliates, or the services to be rendered by Employee under this Agreement.

4.	Compensation. Subject to the provisions of Section 10 of this Agreement, Employee will be entitled to the compensation and benefits set forth in this Section 4.

(a)
During the Initial Period, EFT shall pay Employee an Annual Base Salary, payable semimonthly, in equal installments, at a rate equal to $123,000 per year for the first calendar year or portion thereof occurring during the term of this Agreement. In each subsequent calendar year, or portion thereof; occurring during the term of this Agreement, EFT shall pay to Employee an Annual Base Salary determined by the Compensation Increase Scale as reviewed and approved by the EFT Board of Directors Compensation Committee and approved by the Board of Directors of EFT following its annual salary and performance review. Employee's Annual Base Salary for each succeeding calendar year (or portion thereof) occurring during the term of this Agreement will be reviewed at least annually in the fourth quarter of each calendar year of Employee's employment hereunder, commencing in the fourth quarter of calendar year 2009. In the event this Agreement is terminated or expires during any calendar year, the amount of such Annual Base Salary owed by EFT to Employee, if any, will be determined pursuant to Section 10 of this Agreement

(b)	Employee shall be eligible to receive an annual base salary adjustment in each subsequent calendar year or portion thereof as a cost of living increase at ten percent (10%) per annum.

(c)
Employee shall be eligible to receive an annual bonus pursuant to the Executive Bonus Scale in effect, for executive employees of EFT. The Executive Bonus Scale rewards executivesbased upon profit improvements of EFT. The scale rewards the executives in direct proportion to increases in gross profits.

Example 1:
FY 3/31/08 Gross Profit is $20,000,000.
FY 3/31/09 Gross Profit is $19,000,000.
As there was no increase in profits, executives receive no bonus.

Example 2:
FY3/31/08 Gross Profit is $20,000,000.
FY 3/31/09 Gross Profit is $24,000,000 = 20% increase.
Executives will receive a bonus equal to 20% of his/her base pay.

The bonus, if any, will be earned for Employee's performance during each calendar year (or portion thereof) occurring during the term of this Agreement, but will be finally determined and paid following the closing of the books and records of EFT for such calendar year and review of same by the Compensation Committee of EFT. In the event this Agreement is terminated or expires during any calendar year, the amount of such bonus, if any, owed by EFT to Employee will be determined pursuant to Section 10 of this Agreement.

(d)	All payments of salary and other compensation to Employee shall be made after deduction of any taxes required to be withheld with respect thereto under applicable federal, state and locallaws.

5.	Fringe Benefits; Expenses.

(a)
During the term of employment of Employee hereunder, Employee shall participate in all employee benefit plans sponsored by EFT for its executive employees, which may include, but will not be limited to, stock bonus, stock purchase, stock performance incentive and stock option plans, sick leave and disability leave, health insurance, dental insurance and pension and/or profit sharing plans; provided, however, that except as provided below, the existence, nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of EFT.

(b)
EFT will reimburse Employee for all reasonable business expenses incurred by Employee in me scope of Employee's employment; provided, however, that Employee must file expense reports with respect to such expenses in accordance with EFT's policies as are in effect from time to time, and any expenses requiring the approval of any officer or the Board of Directors of EFT pursuant to any policies of EFT then in effect shall have been so approved.

(c)
During the term of employment of Employee hereunder, Employee shall be entitled to a minimum of three (3) weeks paid vacation during each calendar year and to paid holidays and other paid leave set forth in EFT's policies in effect from time to time. Any vacation not used during a calendar year may not be used during any subsequent period.

(d)
During the term of employment of Employee hereunder, EFT will pay all license fees, occupation taxes and reasonable educational costs and expenses necessary to maintain Employee's good standing under any professional licenses required in connection with Employee's employment by EFT.

(e)
During the term of this Agreement, EFT shall use its reasonable efforts to provide to Employee (I) life insurance payable to Employee's designated beneficiary or beneficiaries in an amount at least three times Employee's Annual Base Salary and (H) disability insurance on behalf of Employee which, as a goal, shall provide for salary continuation in the event of permanent disability in an amount equal to the lesser of (I) 60% of Employee's Annual Base Salary, or (II) $10,250 per month.

(f)
EFT is currently investigating a car program for executives which either furnishes an appropriate automobile commensurate with the position occupied or an allowance which shall allow the employee to lease/purchase a vehicle reflective of his/her position. An automobile policy will be introduced before the end of fiscal year 2009.

6.
Indemnification and Insurance. EFT shall indemnify Employee with respect to matters relating to Employee's services as an officer and/or director of EFT or any of its Affiliates, occurring during the course and scope of Employee's employment with EFT, to the extent and pursuant to the procedures set forth in EFT's By-laws, and in accordance with the terms and procedures of any other indemnification which is generally applicable to executive officers of EFT that may be provided by the Board of EFT from time to time. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the By-laws. EFT will also cover Employee under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to any other executive officer or director of EFT. The provisions of this Section 6 will survive the termination of this Agreement for any reason.

7.
Change in Control. If a Change of Control occurs and if during the Protected Period, Employee's employment is terminated or not renewed pursuant to Section 10, whether by EFT or by Employee, then EFT shall promptly pay or otherwise provide to Employee the benefits set forth below:

(a)
An amount equal to two times the sum of (I) Employee's Annual Base Salary then in effect and (II) the amount of Employee's target bonus established by the Compensation Committee of EFT at the beginning of the calendar year in which such termination occurs, which shall not be less than 10% of the Annual Base Salary for such year, payable in a single lump sum by certified or bank cashier's check within 30 days of such termination; and

(b)
An amount equal to the product of (i) the maximum monthly premium payment that may be charged to continue coverage for Employee and Employee's dependents under EFT's health insurance plan under COBRA, and under all life insurance and disability policies provided by EFT for Employee, multiplied by (ii) 24.   Such amount shall be payable semi-monthly in accordance with EFT's policies then in effect over a period of twenty-four (24) calendar months beginning in the first calendar month following the effective date of such termination. Any unpaid amounts under this clause (b) will cease if Employee obtains substantially similar coverage under new employment.

Notwithstanding the foregoing, Employee shall not be entitled to any benefits under this Section 7 if such termination is by EFT for Cause or by Employee for other than Good Reason as provided in Section 10 below.

8.	Gross-Up of Parachute Payments.

(a)
To provide Employee with adequate protection in connection with Employee's ongoing employment with EFT, this Agreement or other incentive plans of EFT provide Employee with various benefits in the event of termination of Employee's employment with EFT during the Protected Period following a Change of Control. If Employee's employment is terminated or not renewed pursuant to Section 10 during a Protected Period following a Change of Control, or otherwise in connection with a "change of control" of EFT, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), a portion of those benefits could be characterized as "excess parachute payments" within the meaning of Section 280G of the Code. The parties hereto acknowledge that the protections set forth in this Section 8 are important, and it is agreed that Employee should not have to bear the full burden of the excise tax that might be levied under Section 4999 of the Code or any similar provision of federal, state of local law, in the event that any portion of the benefits payable to Employee pursuant to this Agreement or the other incentive plans of EFT are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 8.

(b)
Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution (including income recognized by Employee upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by EFT or any other Person to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of any federal, state or local law or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then EFT shall pay an additional payment, not to exceed $250,000 in the aggregate (a "Gross-Up Payment"), in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to fifty percent (50%) of the Excise Tax imposed on the Payments. Employee will bear the cost of the remaining 50% until the aggregate Gross-Up Payments from EFT have reached $250,000, and will thereafter bear all additional taxes, interest or penalties.

(c)
In the event of any dispute as to the applicability or amount of any Gross-Up Payment, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm regularly employed by EFT (the "Accounting Firm") which shall provide detailed supporting calculations both to EFT and to Employee within 15 business days after the receipt of notice from

Employee that there has been a Payment, or such earlier time as is requested by EFT. All fees and expenses of the Accounting Firm will be borne by EFT. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written statement that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on EFT and Employee unless and until a final determination is received from the Internal Revenue Service indicating a contrary result. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by EFT that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by EFT to or for the benefit of Employee, consistent with the maximum limitation stated in Section 8(b) above. In the event it is determined by the Accounting Firm that the Gross Payments previously made by EFT exceeded the limitations stated in Section 8(b) above, upon written notice from EFT, accompanied by a copy of the Accounting Firm's calculation of same, the amount of such overpayment shall be promptly paid by Employee to EFT.

9.
Options and Other Stock-Related Plans The terms and conditions of any option, stock bonus, restricted stock, stock award or other stock-related plan or program with respect to capital stock of EFT, which may be granted to Employee, or in which Employee may participate, shall be governed by the applicable EFT plan, if any, and/or separate agreement(s) between EFT and Employee with respect thereto.

10.	Termination or Non-Renewal of Employment.

(a)
Termination by Either Party; General Provisions. Either EFT or Employee may terminate this Agreement and Employee's employment hereunder at any time during the term of this Agreement by delivery of written notice by the terminating party to the other party at least sixty (60) days prior to the effective date of such termination as set forth in such notice; provided that notice under this Section 10(a) shall only be effective to terminate this Agreement in situations not governed by Section 10(e) of his Agreement Within thirty (30) days after such termination is effective, in addition to any other payments or benefits provided in this Section 10, EFT shall pay to Employee an amount equal to the sum of (i) Employee's unpaid Annual Base Salary prorated through the date of termination of this Agreement at the rate in effect at the time of such termination, (ii) vacation pay earned pursuant to the policies of EFT then in effect but not taken to the date of such termination, and (iii) all other amounts previously deferred by Employee or earned by Employee as reflected in the books and records of EFT but not paid as of such date under the Company's incentive or deferred compensation plans or programs.

(b)
Termination for Cause; Resignation without Good Reason. If EFT terminates Employee's employment for Cause, or Employee terminates his employment without Good Reason, the payments due to Employee shall be limited to the amounts described in Section 10(a) of this Agreement

(c)
Termination without Cause; Termination for Good Reason. If EFT terminates Employee's employment without Cause (except as provided in Section 10(d) below), or if Employee terminates Employee's employment for Good Reason, EFT shall promptly pay or otherwise provide to Employee the following amounts in addition to those set forth in Section 10(a) of this Agreement:

(i)
An amount equal to two times the sum of (A) Employee's Annual Base Salary then in effect and (B) the amount of Employee's target bonus established by the Compensation Committee of EFT at the beginning of the calendar year in which such termination occurs, which shall not be less than 10% of the Annual Base Salary for such year, payable in a single lump sum by certified or bank cashier's check within 30 days of such termination; and

(ii)
An amount equal to the product of (A) the maximum monthly premium payment that may be charged to continue coverage for Employee and Employee's dependents under EFT's health insurance plan under COBRA, and under all life insurance and disability policies provided by EFT for Employee multiplied by (B) 24. Such amount shall be payable semi-monthly in accordance with EFT's policies then in effect over a period of twenty-four (24) calendar months beginning in the first calendar month following the effective date of such termination. Any unpaid amounts under this clause (ii) will cease if Employee obtains substantially similar coverage under new employment.

(d)
Termination on Disability. If at any time during the term of Employee's employment hereunder, Employee is unable to perform the essential functions of Employee's job with or without reasonable accommodation, EFT shall continue payment of Employee's compensation as provided in Section 4 of this Agreement during the first twelve (12) month period of such disability to the extent not covered by EFT's disability insurance policies (EFT may offset against its obligations in this sentence the amounts actually received by Employee under such policies). If Employee should die during the term of Employee's employment hereunder, Employee's employment and EFT's obligations hereunder for compensation payments shall terminate as of the end of the month in which Employee's death occurs.

(e)
Non-Renewal of Employment; General Provisions. Either EFT or Employee may elect not to renew Employee's employment hereunder at the end of the Initial Period, or at the end of any Additional Period thereafter, by delivery of written notice by the electing party to the other party at least sixty (60) days prior to the effective date of such termination, as set forth in such notice. Within thirty (30) days after the expiration of the employment term (in addition to any other amounts provided in Section 10(f) below in the case of a non-renewal by EFT), EFT shall pay to Employee an amount equal to the sum of (i) Employee's unpaid Annual Base Salary prorated through the date of termination of this Agreement at the rate then in effect at the time of such non-renewal, (ii) vacation pay earned pursuant to the policies of EFT then in effect but not taken to the date of such termination, and (iii) all other amounts previously deferred by Employee or earned by Employee as reflected on the books and records of EFT but not paid as of such date under all Company incentive or deferred compensation plans or programs. In the event of a nonrenewal by Employee, the amounts due Employee shall be limited to the amounts specified in clause (i) and (ii) of the preceding sentence.

(f)
Non-Renewal by EFT at End of Initial Period or Additional Period. If EFT elects not to continue this Agreement and renew Employee's employment as of the end of the Initial Period or an Additional Period, and provided in EFT's reasonable good faith determination, Employee continues to perform Employee's duties and responsibilities through the end of such Initial Period or Additional Period, as the case may be, then the Company shall promptly pay or otherwise provide to Employee the following amounts in addition to those set forth in Section 10(a):

(i)
An amount equal to the sum of (A) Employee's Annual Base Salary then in effect and (B) the amount of Employee's target bonus established by the Compensation Committee of EFT at the beginning of the calendar year in which such non-renewal occurs, which shall not be less than 10% of the Annual Base Salary for such year, payable in a single lump sum by certified or bank cashier's check within 30 days of such non-renewal; and

(ii)
An amount equal to the product of (A) the maximum monthly premium payment that may be charged to continue coverage for Employee and Employee's dependents under EFT's health insurance plan under COBRA, and under all life insurance and disability policies provided by EFT for Employee multiplied by (B) 12. Such amount shall be payable semimonthly in accordance with EFT's policies then in effect over a period of twelve (12) calendar months beginning in the first calendar month following the effective date of such non-renewal. Any unpaid amounts under this clause (ii) will cease if Employee obtains substantially similar coverage under new employment.

(g)
Waiver of Claims. In the event this Agreement expires as a result of non-renewal by EFT, or is terminated by EFT without Cause or because Employee is unable to perform the essential functions of his or her job, with or without reasonable accommodation, in accordance with Section 10(d) hereof, or is terminated by Employee with Good Reason, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that Employee may have arising out of such termination or non-renewal, as liquidated damages and not as a penalty, the payments, benefits and vesting of rights set forth in this Agreement. Employee waives any and all rights Employee may have to bring any cause of action or proceeding contesting any such termination or non-renewal. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following Employee's date of termination if Employee's termination is for Cause, or Employee's election to not renew this Agreement at the end of the Initial Period or any Additional Period, or Employee's election to terminate his or her employment without Good Reason.

(h)
Lock-ups, etc. During the one (1) year period after Employee receives the lump sum payments as provided in Section 10(c) or (f) above, Employee shall sign any lock-up letters, standstill agreements, or other similar documentation specifically required by an underwriter from such Employee in connection with a public offering of securities by EFT or take other actions reasonably related thereto as requested by the Board of Directors of EFT; provided, however, that equivalent agreements are being required of EFT management and the period of any such lock-up or standstill agreements shall not exceed the shorter of (i) 180 days or (ii) the balance of the one (1) year period. In the event Employee fails to sign any such letters, agreements or similar documentation or take any such action, EFT may seek and obtain specific performance of such covenant, including, without limitation, any injunction requiring execution thereof or the taking of any such actions, and Employee hereby appoints the then president of EFT in office from time to time to sign any such documents on Employee's behalf so long as such documents are prepared on the same basis as other shareholders generally or as all EFT management shareholders.

11.
No Mitigation Obligation. All amounts paid to Employee under this Agreement following Employee's termination of employment and mis Agreement are acknowledged by EFT and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement

12.	Covenant Not to Compete.

(a)
During Employee's employment with EFT or any of its Affiliates, and thereafter during the Restricted Period, in order to help, among other things, ensure the security of EFT's Confidential Information, regardless of the reason for the termination of Employee's employment and this Agreement, Employee will not engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in any State of the United States or in any other part of the world that directly competes with any services or products produced, sold, conducted, developed, or in the process of development by EFT or its Affiliates on the date of termination of Employee's employment.

(b)
Notwithstanding the foregoing, Employee shall not be deemed to be in violation of Section 12(a) based solely on the ownership of less than one percent of any class of securities of a publicly-held company whose gross assets exceed $100,000,000.

(c)
Employee acknowledges that (i) during the term of this Agreement, Employee will be provided training by EFT or its Affiliates and access to certain Confidential Information related to the business and operations of EFT and its Affiliates and (ii) the limitations set forth herein on Employee's rights to compete with EFT and its Affiliates are reasonable and necessary for the protection of EFT and its Affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee's activities specified herein, are reasonable and necessary for the protection of EFT and its Affiliates.

(d)
In the event that there shall be any violation of the covenant not to compete set forth in this Section 12, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event EFT is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(e)	Employee agrees that the remedy at law for any breach by Employee of this Section 12 will be inadequate and that EFT shall also be entitled to injunctive relief.

13.
Confidential Information. During the term of Employee's employment hereunder, and for five (5) years after Employee's termination of employment, Employee shall not use or disclose, without the prior written consent of EFT, Confidential Information relating to EFT or any of its Affiliates and upon termination of Employee's employment will return to EFT all written materials in Employee's possession embodying such Confidential Information. Employee will promptly disclose to EFT all Confidential Information, as well as any business opportunity related to EFT which comes to Employee's attention during the term of Employee's employment with EFT. Employee will not take advantage of or divert any such business opportunity for the benefit of Employee or any other Person without the prior written consent of EFT. Employee agrees that the remedy at law for any breach by Employee of this Section 13 will be inadequate and that EFT shall also be entitled to injunctive relief.

14.	Intellectual Property.

(a)
To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of EFT or any of its Affiliates, or the activities of Employee in the course and scope of his employment, Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by EFT or any of its Affiliates ("Intellectual Property"), shall be the exclusive property of EFT or such Affiliate, as the case may be.

(b)
Employee will hold all Intellectual Property in trust for EFT and will deliver all Intellectual Property in Employee's possession or control to EFT upon request and, in any event, at the end of Employee's employment with EFT.

(c)
Employee shall assign and does hereby assign to EFT all property rights that Employee may now or hereafter have in the Intellectual Property. Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by EFT to evidence, transfer, vest or confirm EFT's right, title and interest in the Intellectual Property.

(d)	Employee will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in EFT or any of its Affiliates under this Agreement.

15.	Definitions. As used in this Agreement, the terms defined in Exhibit A have the meaning assigned to such terms in such exhibit.

16.
Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

(a)	If to Employee: Pyng Soon
20306 Lake Canyon Dr. Walnut, CA 91789

(b)	If to EFT:
EFT BIOTECH HOLDINGS, INC.
929 Radecki Ct.
City of Industry, CA 91748
Attention: Corporate Secretary
Facsimile: 626-581-0377

Any party may change such party's address by such notice to the other parties.

17.
Set-off Rights. EFT's obligations to make the payments and provide the benefits required by this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that EFT may have against Employee or others, unless such amount is a determinable liability of Employee to EFT.

18.
Assignment. This Agreement is personal to Employee, and Employee shall not assign any of Employee's rights or delegate any of Employee's duties hereunder without the prior written  consent of EFT. Neither Employee nor Employee's spouse will have the right to commute, encumber, or otherwise dispose of any payments under this Agreement. EFT shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which EFT or its Affiliates is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent. As used in this Agreement, the term "Company" means EFT as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

19.	Survival. The provisions of this Agreement shall survive the termination of Employee's employment hereunder in accordance with their terms.

20.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to the choice-of-law principles thereof.

21.
Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

22.
Entire Agreement. This Agreement constitutes the entire agreement between EFT and Employee with respect to the terms of employment of Employee by EFT and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

23.
Amendments and Waivers. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereofj nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.

24.
Cumulative Rights And Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise. Employee's obligations to EFT and EFT's rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of EFT created pursuant to any other agreement

25.
Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

26.
Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or Unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible with respect to those provisions that were held to be invalid, illegal or unenforceable.

27.
Attorneys' Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

28.	EFT Performance Guarantee. EFT shall perform each and every obligation to be performed hereunder.

IN WITNESS WHEREOF, EFT and Employee have executed this Agreement on the date first above written.

COMPANY:
EFT BIOTECH HOLDINGS, INC.

By:	/s/ Jack Qin
Name: Jack Qin

Title: Chairman and CEO

Employee:

By:	/s/ Pyng Soon

Name: Pyng Soon

IN WITNESS WHEREOF, EFT has executed this Agreement on the date first above written solely for the purpose of guaranteeing the performance by EFT of its obligations hereunder, as provided in Section 28 of this Agreement.

EFT BIOTECH HOLDINGS, INC.

By:	/s/ George W Curry

Name: George W Curry

Title: Corporate Secretary

EXHIBIT A

DEFINITIONS

"Annual Base Salary" means the salary of Employee in effect at the relevant time determined in accordance with Section 4(a) hereof.

"Affiliate" means, with respect to any Person, each other Person who controls, is controlled by, or is under common control with the Person specified.

"Cause" when used in connection with the termination of employment with EFT, means: (i) Employee's breach of his obligations under this Agreement after Employee has been given notice specifying such breach and a reasonable opportunity to cure such breach; (ii) Employee's failure to adhere to any written Company policy after Employee has been given notice specifying the failure and a reasonable opportunity to comply with such policy or cure his failure to comply; (iii) the conviction o£ indictment for, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment, or (regardless of whether any indictment or conviction is pursued) threatening the life or health of any other employee; (iv) the commission by Employee of an act of fraud upon EFT or any of its Affiliates; (v) the misappropriation (or attempted misappropriation) of any funds or property of EFT or any of its Affiliates by Employee; (vi) the failure by Employee to perform the duties assigned to him under this Agreement after reasonable notice and opportunity to cure such performance; (vii) the engagement by Employee in any direct, material conflict of interest with EFT without compliance with EFTs conflict of interest policy, if any, then in effect; (viii) the engagement by Employee, without the written approval of the Board of Directors of EFT, in any activity which competes with the business of EFT or any of its Affiliates or which would result in a material injury to EFT or any of its Affiliates; (ix) the engagement by Employee in any activity which would constitute a material violation of the provisions of EFT1 Insider Trading Policy or Business Ethics Policy, if any, then in effect, or (x) the failure by Employee to sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with the public offering of securities by EFT or to take other actions reasonably related thereto as requested by the Board of Directors of EFT.

"Change of Control" means:
(i)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Designated Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) of 30% or more of either (1) the then outstanding shares of Common Stock of EFT (the "Outstanding EFT Common Stock") or (2) the combined voting power of the then outstanding voting securities of EFT entitled to vote generally in the election of directors (the "Outstanding EFT Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (a) any acquisition of Common Stock of EFT or voting securities of EFT by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by EFT or any other corporation controlled by EFT and approved by the Incumbent Board, (b) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of paragraph (iii) below of this definition are satisfied; or

(ii)
individuals who, as of the date hereof, constitute the entire Board of Directors of EFT (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of EFT (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by EFT shareholders, was approved by a vote of at least a majority of the directors then comprising The Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board; or

(iii)
approval by the shareholders of EFT of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 50% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns EFT through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding EFT Common Stock and Outstanding EFT Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding EFT Common Stock or outstanding EFT Voting Securities, as the case may be, (2) no Designated Person (excluding EFT, any employee benefit plan(s) (or related trust(s)) of EFT and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding EFT Common Stock or Outstanding EFT Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors  of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)
approval by the shareholders of EFT of (1) a complete liquidation or dissolution of EFT or (2) the sale or other disposition of all or substantially all of the assets of EFT, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 50% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding EFT Common Stock and Outstanding EFT Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding EFT Common Stock and Outstanding EFT Voting Securities, as the case may be, (B) no Designated Person (excluding EFT and any employee benefit plan (or related trust) of EFT and/or its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding EFT Common Stock or Outstanding EFT Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of EFT.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

"Confidential Information" includes information conveyed or assigned to EFT or any of its Affiliates by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during Employee's employment relationship with EFT, whether solely by Employee or jointly with others, which concerns the affairs of EFT or its Affiliates and which EFT could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to EFT or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of EFT or any of its Affiliates and information made available to EFT or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to EFT or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which EFT has expressly given Employee the right to disclose pursuant to written agreement

"Founder Options" means the options to acquire common stock of EFT for an exercise price of approximately $0.001 per share (as presently constituted) granted to the Employee prior to EFT' initial public offering.

"Good Reason" means the occurrence of any of the following events:

(a)
Employee is assigned duties, taken as a whole, that are materially inconsistent with, or materially diminished from, Employee's positions, duties, responsibilities and status with EFT immediately prior to such action, or Employee's status, reporting responsibilities, titles or offices are materially diminished from those in effect immediately prior to such action, or Employee's duties and responsibilities are materially increased without a corresponding reasonable increase in Employee's compensation (provided that in the case of such a change within a Protected Period, such increase must be satisfactory to Employee in Employee's sole reasonable judgment), except in each case in connection with die termination of Employee's employment by EFT for Cause or on account of disability, or as a result of Employee's death, or by Employee for other than Good Reason; provided, however, that Good Reason shall not be triggered under this subsection (a) by an immaterial action not taken in bad faith or by an action that is remedied by EFT promptly after receipt of written notice from Employee; or

(b)
Employee's Annual Base Salary is reduced (i) within a Protected Period, from that in effect immediately prior to the commencement of a Protected Period or as the same may be increased from time to time thereafter, or (ii) other than within a Protected Period, from that which was in effect prior to such action unless such reduction is part of a general reduction in compensation within the officer ranks due to economic or company-wide considerations; or

(c)
EFT (i) within a Protected Period, fails to continue in effect any benefit or compensation plan, including, but not limited to, the annual bonus plan, qualified retirement plan, executive life insurance plan and/or health and accident plan, in which Employee is participating immediately prior to the commencement of the Protected Period, or plans providing, in the sole reasonable judgment of Employee, Employee with substantially similar benefits, or EFT takes any action that would adversely affect Employee's participation in or reduce Employee's benefits under any of such plans (excluding any such action by EFT that is required by law), or (ii) other than within a Protected Period, takes any action to materially reduce or eliminate Employee's participation in EFTs benefit or compensation plans unless such reduction or elimination is part of a general reduction in benefits within the officer ranks due to economic or company-wide considerations; or

(d)	EFT requires Employee at any time to relocate more than 50 miles from where Employee's principal office was located immediately prior to such event; or

(e)
The amendment, modification or repeal of any provision of the Certificate of Incorporation or Bylaws of EFT that was in effect immediately prior to the commencement of a Protected Period, if such amendment, modification or repeal would materially adversely affect Employee's rights to indemnification by EFT; or

(g)
EFT shall violate or breach any obligation of EFT (regardless whether such obligation be set forth in the Bylaws of EFT and/or in this Agreement or any other separate agreement entered into between EFT and Employee) to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of EFT; or

(h)
EFT shall violate or breach any other material obligation of EFT owing to Employee relating to Employee's employment with EFT, provided that in the event of a violation or breach that is reasonably subject to being cured by EFT, Good Reason shall only occur if EFT shall fail or refuse to commence a cure within 15 days after written notice thereof is given by Employee to EFT or shall thereafter fail to diligently prosecute such cure to completion; or

(i)
EFT shall fail to keep in force, for the benefit of Employee, directors' and officers' insurance policy with coverage amounts and scope at least equal to the coverage amounts in effect on the date hereof; or

(j)
EFT shall fail to obtain from a successor (including a successor to a material portion of the business or assets of EFT) a satisfactory assumption in writing of EFT's obligations under this Agreement; or

(k)
EFT shall fail to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with Employee's position and Employee's responsibilities to and position with EFT and not materially dissimilar to the office space, related facilities and support personnel provided to other executive officers of EFT; or

(1)	EFT notifies Employee of EFT's intention not to observe or perform one or more of the material obligations of EFT under this Agreement.

"Person" means any individual, corporation, trust, partnership, limited partnership, foundation, association, limited liability Company, joint stock association or other legal entity.

"Protected Period" means the period of time beginning with a Change of Control and ending 6 months following such Change of Control; provided, however, that if any event has occurred which could reasonably be expected to result in a Change of Control and a Change of Control occurs within six months after such event, then the Protected Period will begin on the date of such event

"Restricted Period" means the period beginning on the date of the termination or resignation of Employee's employment with EFT and its Affiliates and ending as follows, as applicable:

(i)	one year after the termination of Employee's employment if Employee is not entitled to benefits under Section 7 or 10(c); or;

(ii)	two years after the termination of Employee's employment, if Employee receives all of the benefits under Section 7 or 10(c) (after giving effect to any permissible setoff).